Exhibit 10.19
NONEXCLUSICE
SOFTWARE LICENSE AGREEMENT
This license agreement (“Agreement”) is effective as of the 28th day of September, 2004 (“Effective Date”) between Arroyo Sciences, Inc. a Delaware corporation located at 2400 Lincoln Avenue, Altadena, CA 91001 (hereinafter called “Licensee”) and the California Institute of Technology, a not-for-profit California corporation, located at 1200 E. California Blvd., Pasadena, CA 91125 (“Caltech’’) and its operating division, the Jet Propulsion Laboratory (“JPL”). All rights not specifically granted in this Agreement are reserved to Caltech.
ARTICLE 1
DEFINITIONS
The following words, phrases, or terms in this Agreement shall have the following meanings:
1.1 “SHINE” means Executable Code and Source Code pertaining to Spacecraft Health Inference Engine (SHINE) and associated programs and tools including: SHINE Development Environment software, SHINE Delivery Environment (including, inter alia, SHINE cross-compiler) software.
1.2 “Executable Code” means computer software programs, not readily perceivable by humans, and suitable for machine execution without the intervening steps of interpretation or compilation.
1.3 “Source Code” means computer software programs not in machine-readable format and Not suitable for machine execution without the intervening steps of interpretation or compilation.
1.4 “Software” means copyright rights, as defined by United States copyright laws and applicable international treaties and/or conventions, as well as any other legally recognized intellectual property rights to the suite of programs, scripts, and manuals received from Caltech that constitute SHINE.
1.5. “Derivative Works” means any work consisting of revisions, annotations, elaborations, or other modifications to Software which, as a whole, represent an original work of authorship. Derivative Works includes any updates and new releases developed during the term of this license, inclusive of backups, updates, or merged copies permitted hereunder including the file structures, programming instructions, user interfaces and screen formats and sequences.
1.6 “Licensed Product” means any product, device, service, which comprises, incorporates, is made by, is enabled by, is designed by, or uses the Software.
1.7 “Sublicense” shall mean, with respect to a particular Licensed Product, an agreement with a third party to whom Licensee has granted a right under this Agreement to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products. Sublicenses shall not include Source Code, and may be for Executable Code only. Sublicenses shall not permit the sublicensee to redistribute code to additional parties.
1.8 “Net Revenue” shall mean gross revenue from the use of the Software including, but not limited to, any sale, license, sublicense, lease, service, maintenance, upgrade or support activities, or distribution less Deductible Expenses.

1.9 “Deductible Expenses” means the following items incurred in connection with sales of Licensed Products to the extent paid or allowed by Licensee and included in accordance with recognized principles of accounting in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise value added or other taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade, cash or quantity discounts or rebates to the extent actually granted; (v) agent fees or commissions; (vi) rebates, refunds, and credits for any rejected or returned Software or because of retroactive price reductions, rebates or chargebacks; and (vii) uncollected accounts receivable attributable to sales of Software.
1.10 “Related Company” means any corporation, Limited Liability Company or other legal entity directly or indirectly controlled by Licensee or its successors or assigns, or any successor or ..assign of such an entity. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.
ARTICLE 2
CONFIDENTIALITY
2.1 Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities laws or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, and or other professional advisors.
ARTICLE 3
COPYRIGHT MARKING
3.1 Licensee will mark, in at least one conspicuous location, a notice that the Software and Related Materials are owned by Caltech. All marking should include: © [2004] California Institute of Technology, Pasadena, California. ALL RIGHTS RESERVED. Based on Government Sponsored Research NAS7-03001.
ARTICLE 4
GRANT OF LICENSE
4.1 Caltech hereby grants to Licensee a nonexclusive nontransferable license to Software, with the right to sublicense (in the form of a Sublicense), to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products throughout the world. Caltech also hereby grants to Licensee a nonexclusive license throughout the world, with the right to sublicense, to Related Materials to make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported and otherwise exploit Licensed Products,
4.2 Caltech retains ownership of any copyright rights to the Software (as defined above), licensed under this Agreement.
4.3 Licensee agrees to grant Caltech a fully paid-up, royalty-free nonexclusive license for educational and research purposes to any Derivative Works of Software that are owned in whole or in part by Licensee and that are made available to the general public.

4.4 This Agreement is not assignable by Licensee to any party without the express written consent of Caltech, provided, however, that Licensee may assign this Agreement to a third party that acquires substantially all of Licensee’s assets relating to this Agreement.
ARTICLE 5
USES NOT PERMITTED
5.1 Licensee may not remove or obscure any copyright or trademark notices.
5.2 The Software shall not become subject to application for patent or copyright by Licensee.
5.3 Licensee may install a reasonable number of copies of Software and shall use best efforts to minimize the number of copies installed in order to prevent the unauthorized access or transfer of Software. Licensee may not install any copies of Software on computers that are not owned or leased by Licensee, its customers, sublicensees, or its Affiliates.
ARTICLE 6
ROYALTIES
6.1 Licensee agrees to pay to Caltech, on a quarterly basis, two and a half percent (2.5%) of the Net Revenues received from the sale or licensing of Software or Licensed Products.
6.2 Licensee agrees to pay to Caltech, on a quarterly basis and in lieu of the royalties payable under Paragraph 6.1 hereunder, a reach through royalty of two and a half percent (2.5%) of the Net Revenues received by sublicensees (pursuant to a Sublicense) for their sale or sublicensing of Software or Licensed Products.
6.3 Licensee also agrees to pay minimum annual royalties, upon invoice by Caltech, and credited against royalties payable under Paragraphs 6.1 and 6.2 for the next subsequent year, beginning on the second anniversary of the Effective Date of this Agreement as follows:
(a) Ten thousand dollars ($10,000.00) due on the second anniversary of the Effective Date
(b) Ten thousand dollars ($10,000.00) due on the third anniversary of the Effective Date
(c) Twelve and a half thousand dollars ($12,500.00) due on the fourth anniversary of the Effective Date
(d) Fifteen thousand dollars ($15,000.00) due on the fifth anniversary of the Effective Date
(e) Seventeen and a half thousand dollars ($17,500.00) due on the sixth anniversary of the Effective Date
(I) Twenty thousand dollars ($20,000.00) due on the seventh anniversary of the Effective Date and each anniversary thereafter prior to the end of the Term defined in Article 8 of this Agreement.
ARTICLE 7
DUE DILIGENCE
7.1 Licensee shall have discretion over the commercialization of Licensed Products. However,
Licensee agrees to use commercially reasonable efforts to introduce commercial Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. Licensee shall be deemed to have satisfied its obligations under this Paragraph if Licensee has an ongoing and active research program or marketing program, as appropriate, directed toward production and use of one or more Licensed Products. Any efforts of Licensee’s sublicensees (pursuant to a Sublicense) shall be considered efforts of Licensee for the sole purpose of determining Licensee’s compliance with its obligation under this Paragraph.

7.2 After the First Year from the Effective Date, Caltech shall have the right, no more often than twice each year, to require Licensee to report to Caltech in writing on its progress in introducing commercial Licensed Product(s) throughout the world.
ARTICLE 8
TERM
8.1 This Agreement shall commence on the Effective Date and continue for a period of ten (10)years (“Term”), unless otherwise extended by the mutual agreement of the parties in writing, terminated by Licensee with thirty (30) days advanced written notice to Caltech. Notwithstanding the preceding sentence, Licensee shall be entitled to extend the term of this Agreement for an additional ten (10) year period and subject to the terms and conditions herein, provided, however, that Licensee provides Caltech with ninety (90) days advanced written notice prior to the expiration of the first ten (10) year period. At the end of the Term, Licensee shall return all copies of Software or certify their destruction.
ARTICLE 9
TERMINATION
9.1 If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice.
9.2 Licensee shall have the right to terminate this Agreement either in its entirety or as to any jurisdiction or any part of the Software upon sixty (60) days written notice.
9.3 Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination
9.4 Articles I, 11-22 of this Agreement shall survive termination of this Agreement for any reason.
ARTICLE 10
RELATIONSHIP OF THE PARTIES
10.1 Caltech and Licensee are independent parties in this Agreement. Accordingly, there is no agency, joint venture or partnership relationship between Caltech and Licensee under this Agreement.

ARTICLE 11
PRODUCT LIABILITY
11.1 Indemnification: Licensee agrees that Caltech (including its trustees, officers, faculty and employees) shall have no liability to Licensee its affiliates, their customers or any third party, for claims, demands, losses, costs, or other damages, which may result from personal injury, death, or property damage related to the Licensed Products (“Product Liability Claims”). Licensee agrees to defend, indemnify, and hold harmless Caltech, its trustees, officers, agents, faculty and employees from any such Product Liability Claims, provided that: (a) Licensee is notified promptly of any Product Liability Claims, (b) Licensee has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (c) all indemnified parties cooperate to the extent necessary in the defense of any Product Liability Claims.
11.2 Insurance: Prior to such time as Licensee begins to exploit Licensed Products as provided by Paragraph 4. I hereunder, Licensee shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $3,000,000 in annual aggregate and naming those indemnified under Paragraph 11.1 as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification under Paragraph ILL In the event the aforesaid product liability coverage does not provide for occurrence liability, Licensee shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product. Licensee shall provide Caltech with written evidence of such insurance upon request of Caltech.
11.3 Loss of Coverage: Licensee shall provide Caltech with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent Licensee receives advance notice of such matters from its insurer. If Licensee does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non renewal or material change, Caltech shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if Licensee credible written evidence that it has used reasonable efforts, but is unable to obtain the required insurance, Caltech shall not have the right to terminate this Agreement, and Caltech instead shall cooperate with Licensee to either (at Caltech’s discretion) grant a limited waiver of Licensee’s obligations under this Article or assist Licensee in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alternative measures.

ARTICLE 12
DISCLAIMER
12.1 THE SOFTWARE IS EXPERIMENTAL IN NATURE AND IS BEING LICENSED “AS IS.” THE LICENSE OF THE SOFTWARE DOES NOT INCLUDE ANY TECHNICAL SUPPORT. CALTECH MAKES NO WARRANTIES, REPRESENTATION OR UNDERTAKING WITH RESPECT TO THE UTILITY, EFFICACY, SAFETY, OR APPROPRIATENESS OF USING THE SOFTWARE. CALTECH REPRESENTS AND WARRANTS THAT IT HAS THE RIGHT TO LICENSE THE SOFTWARE TO LICENSEE AND THAT SOFTWARE IS PROTECTED BY UNITED STATES COPYRIGHT LAWS AND APPLICABLE INTERNATIONAL TREATIES AND/OR CONVENTIONS.
THE SOFTWARE ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND INCLUDING ANY WARRANTIES OF PERFORMANCE OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE (as set forth in UCC §§23212-2313) OR FOR ANY PURPOSE WHATSOEVER, FOR THE LICENSED PRODUCT, HOWEVER USED.
IN NO EVENT SHALL CALTECH BE LIABLE FOR ANY DAMAGES AND/OR COSTS, INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER CALTECH SHALL BE ADVISED, HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.
LICENSEE BEARS ALL RISK RELATING TO QUALITY AND PERFORMANCE OF THE SOFTWARE.
CALTECH SHALL NOT BE LIABLE FOR ANY USE OF THE SOFTWARE OR RELATED KNOWHOW, AND LICENSEE HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD CALTECH AND ITS EMPLOYES HARMLESS FROM ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OR WHATEVER KIND OF NATURE, WHICH MAY ARISE FROM THE AGREEMENT, OR THE USE BY LICENSEE OF THE SOFTWARE OR RELATED KNOW-HOW HEREUNDER.
ARTICLE 13
MISCELLANEOUS
13.1 Licensee agrees that it shall not use the name of Caltech, California Institute of Technology, Jet Propulsion Laboratory, or JPL in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Caltech of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from Caltech, except as may be required by governmental law, rule or regulation.
13.2 This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Caltech and Licensee.
13.3 Any notice or communication required or made under this Agreement shall be addressed as follows:

CALTECH:	Director, Office of Technology Transfer
California Institute of Technology
1200 East California Boulevard (MC 210-85)
Pasadena, CA 91125
Fax No.: (626) 356-2486

LICENSEE:	Arroyo Sciences, Inc.
Attn: CEO
2400 Lincoln Avenue
Altadena, CA 9100 I
Fax No.: (626) 296-6311

Either party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.
13.5 In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.
13.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.7 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
13.8 Whenever provision is made in this Agreement for either party to secure the consent Or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.
ARTICLE 14
FORCE MAJEURE
14. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

ARTICLE 15
EXPORT REGULATION
15.1 If at any time after Licensee has received the Software and has reason to transfer the Software or Licensed Product incorporating the Software to its subsidiary, associated or related company, either within or outside of the United States, Licensee shall immediately notify Caltech of such fact before executing the delivery. When exporting Caltech Software or Licensed Product incorporating such Software to a foreign entity, Licensee shall comply with all federal export laws and statutes. In the event an export license is required to execute the transfer, Licensee shall apply and obtain approval for such license through the appropriate U.S. government agency. Warning: An unsecured internet transfer (ftp) is an export for purposes of this Agreement, even if the destination address is a domestic site.
ARTICLE 16
SUPPORT, MAINTENANCE AND UPGRADES
16.1 No upgrades or support are provided under this Agreement.
ARTICLE 17
MISCELLANEOUS
17.1 If any provision(s) of this Agreement shall be held to be invalid, illegal, or unenforceable by a court or other tribunal of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
17.2 No failure or delay by Caltech in enforcing any right or remedy under this Agreement shall be construed as a waiver of any future or other exercise of such right or remedy by Caltech.
17.3 Licensee agrees to pay any and all taxes (if applicable) on any amounts of royalties and/or fees paid by Licensee to Caltech hereunder.

17.4 This Agreement, entered into in the County of Los Angeles, shall be construed and enforced in accordance with and be governed by the laws of the State of California without reference to conflict of laws principles, The parties hereby consent to the exclusive personal jurisdiction and venue of the courts within the State of California,
17.5 This Agreement constitutes the sole and entire agreement of the parties as to the matter set forth herein and supersedes any previous agreements, understandings, and arrangements, whether oral or written, between the parties relating hereto. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.
SIGNATURES
IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective, valid, and binding upon the parties as of the date below as executed by their duly authorized representatives.

Arroyo Science, Inc.		California Institute of Technology
(Licensee)		(Caltech)

By:	/s/ Carl Kukkonen	By:	/s/ Richmond Wolf

Authorized Signature		Authorized Signature

Printed Name: Carl Kukkonen		Printed Name: Richmond Wolf
Title: CEO		Title: Director
Date: 9/28/04		Date: 9/10/04